EXHIBIT 7.1
                                                                     -----------


October 24, 2006

Board of Directors of
Universal American Financial Corp.
Six International Drive, Suite 190
Rye Brook, NY 10573-1068

Ladies and Gentlemen:

         Richard A. Barasch and investment funds managed by, or affiliated with, Capital Z Partners, Ltd., Lee Equity Partners, LLC, Welsh, Carson, Anderson & Stowe X, L.P. and Perry Capital, LLC (the "Sponsors"), on behalf of an entity to be formed, are pleased to propose to acquire by merger, for a purchase price of $18.15 in cash per share, all of the outstanding shares of common stock of Universal American Financial Corp., other than certain shares and options held by Richard A. Barasch and funds managed by, or affiliated with, Capital Z Partners, Ltd. and Perry Capital, LLC that are expected to be rolled over into equity in the acquiring entity in connection with the proposed transaction. It is also expected that other members of the Company's management will be offered the opportunity to roll over a portion of their shares and options in the proposed transaction.

         The proposed purchase price represents a 12.2% premium over the closing price of the Company's shares on October 24, 2006.

         We plan to finance the cash requirements of the transaction through a combination of equity financing from investment funds managed by, or affiliated with, the Sponsors and debt financing that we anticipate will be arranged by Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC. Enclosed are copies of "highly-confident" letters that we have received from Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC with respect to the proposed debt financing.

         We would welcome the opportunity to discuss our proposal with the Special Committee of the Board of Directors and its advisors as soon as possible. We are ready to move quickly to negotiate and finalize definitive transaction documents, especially given our familiarity with the Company. We and our advisors look forward to working expeditiously with the Special Committee and its advisors to complete a mutually acceptable transaction.

         Of course, no binding obligation on the part of any of the undersigned shall arise with respect to this proposal or any transaction unless and until (and then only to the extent that) definitive transaction agreements satisfactory to us, and recommended by the Special Committee and approved by the Board of Directors, are executed and delivered.


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         We look forward to hearing from you in the near future regarding our proposal.
                                Very truly yours,

                                /s/ Richard A Barasch
                                --------------------------------------------
                                Richard A. Barasch



                                Capital Z  Partners, Ltd.


                                By: /s/ Robert A. Spass
                                    ----------------------------------------
                                Name:    Robert A. Spass
                                Title:   Chairman


                                Lee Equity Partners, LLC

                                By: /s/ Mark Gormley
                                    ----------------------------------------
                                Name:    Mark Gormley
                                Title:   Partner


                                Welsh, Carson, Anderson & Stowe X, L.P.

                                By:  WCAS X Associates LLC, its General Partner


                                By: /s/ Sean M. Traynor
                                    ----------------------------------------
                                Name:    Sean M. Traynor
                                Title:   General Partner


                                Perry Capital, LLC

                                By: /s/ Richard Perry
                                    ----------------------------------------
                                Name:    Richard Perry
                                Title:   President